EXHIBIT 99.1

CONTACT:

Hasbro, Inc.

Media

Wayne Charness

(401) 727-5983

             or

Investor Relations

Karen Warren

(401) 727-5401

HASBRO ELECTS TRACY LEINBACH TO ITS BOARD OF DIRECTORS

PAWTUCKET, R.I., July 1, 2008 – Hasbro, Inc. (NYSE:HAS) announced today that Tracy A. Leinbach, former Executive Vice President and Chief Financial Officer for Ryder System, Inc., has been elected to the Company’s Board of Directors effective July, 1st, 2008.

“Tracy Leinbach is a highly accomplished executive with a strong background in both operations and finance,” said Al Verrecchia, Hasbro’s Chairman of the Board.  “Tracy’s success at Ryder and throughout her career is a testament to her intellect and management skills.  We are very pleased to welcome Tracy to our Board.”

Ms. Leinbach spent over 20 years serving in diverse senior operational and financial management positions with Ryder, a global transportation, logistics and supply chain company.   As Executive Vice President for Fleet Management Solutions, Ms. Leinbach was responsible for running Ryder’s US operations.  In previous positions, she was responsible for operations in Canada, Mexico and was the Managing Director of Ryder Europe.  During her tenure as Executive Vice President and CFO, Ryder achieved record revenues and earnings.  Ms. Leinbach’s direct responsibilities in this role included treasury, planning, controller, shared services, tax, risk management and investor relations, among others. Prior to joining Ryder, she worked for Price Waterhouse and was a CPA.

Ms. Leinbach holds a bachelor’s degree from William & Mary and an MBA from the Kenan Flagler School of Business at the University of North Carolina.  Ms. Leinbach is a Director for Blue Cross Blue Shield of Florida and Forward Air Corporation.  She is a Director and the Treasurer of The College of William & Mary Foundation.

Hasbro is a worldwide leader in children’s and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, CRANIUM and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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